Exhibit A

                              SETTLEMENT AGREEMENT
                                     BETWEEN
                           MONTEREY BAY BANCORP, INC.
                                       AND
                                JOSIAH T. AUSTIN

         This Settlement Agreement is made and entered into this 29th day of April, 1999, by and between Monterey Bay Bancorp, Inc., a Delaware corporation ("Monterey Bay") and Josiah T. Austin ("Mr. Austin").

         WHEREAS, Mr. Austin, a stockholder of record of Monterey Bay, has notified Monterey Bay of his intention to support an alternative slate of directors in opposition to management's nominees at Monterey Bay's 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") and has requested access to a list of stockholders of record of Monterey Bay for purposes of soliciting proxies in opposition to management's nominees; and

         WHEREAS,  Mr.  Austin and Monterey  Bay are  desirous of resolving  the
matters  in  dispute  between  them  without   engaging  in  a  contested  proxy
solicitation.

         NOW THEREFORE, in consideration of the respective promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Monterey Bay and Mr. Austin hereby agree as follows:

         1. (a) Concurrently with the execution of this Agreement, Mr. Austin shall provide to the Board of Directors of Monterey Bay a written statement containing all information concerning Mr. Austin that would be required to be disclosed pursuant to the Securities and Exchange Act of 1934, as amended, and the rules thereunder, if Mr. Austin were to be named as a director in Monterey Bay's proxy statement for the 1999 Annual Meeting. No later than ten (10) days after the execution of this Agreement, the Board of Directors of Monterey Bay shall appoint Mr. Austin as a director of Monterey Bay for a term expiring at Monterey Bay's annual meeting of stockholders in the year 2000 (the "2000 Annual Meeting"), and shall, prior thereto, amend Monterey Bay's bylaws to increase the authorized number of directors to provide for Mr. Austin's service as a director in accordance with this Agreement. As a condition of this appointment, Mr. Austin shall execute and deliver to Monterey Bay his written resignation from the Board, effective upon a material breach by Mr. Austin of this Agreement. If Monterey Bay fails to appoint Mr. Austin within this time, then Monterey Bay shall extend the date of the 1999 Annual Meeting by ten (10) days and this Agreement shall terminate.

                (b) Mr. Austin's term as a director of Monterey Bay shall expire at the 2000 Annual Meeting. During the term of his service as a director of Monterey Bay, Mr. Austin shall have all the rights and benefits, including insurance and indemnification, provided other members of the Board of Directors, and shall be eligible to participate in meetings of the Board and committees thereof, and have access to information, to the same extent as the other directors.

         2. As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after the execution of this Agreement, the Board of Directors of Monterey Bay shall retain a nationally recognized investment banking firm to advise the Board concerning various means of enhancing shareholder value. Without limiting the generality of the foregoing, the parties intend that such investment bank shall as part of its engagement solicit proposals or indications of interest from reputable financial institutions and other third parties to acquire all or substantially all of Monterey Bay, and present an analysis of such market check to Monterey Bay's Board of Directors within ninety (90) days from the date of its engagement (it being understood that Monterey Bay's Board of Directors shall not, by virtue of such solicitation, be obliged to negotiate or consummate a sale of Monterey Bay if it determines after such market check and other deliberations that such sale would not be in the best interests of Monterey Bay's shareholders).

         3. So long as Monterey Bay is not in breach of this Agreement, Mr. Austin, from the date hereof through the date of termination of this Agreement, shall not (other than by virtue of Mr. Austin's participation as a director on the Board of Monterey Bay) (a) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in the proxy rules of the Securities and Exchange Commission) to vote securities of Monterey Bay in opposition to the recommendation of the Board of Directors on any matter submitted, or to be submitted to the stockholders of the Company; (b) form, join or in any way participate with unaffiliated third parties in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of Monterey Bay; or (c) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of Monterey Bay, provided that, the restrictions of this paragraph shall not (x) prevent Mr. Austin from acting in accordance with legal requirements (y) require Mr. Austin to act in a manner inconsistent with his fiduciary duty, or (z) apply in the event of (i) the commencement (or announcement by a third party of an intent to commence) a proxy solicitation in connection with any meeting of the stockholders of Monterey Bay other than the 1999 Annual Meeting, (ii) a third party acquires (or announces its intent to acquire) more than 20% of Monterey Bay's shares of common stock or total voting power, (iii) Monterey Bay proposes to adopt anti-takeover measures, or (iv) Monterey Bay enters into or announces its intent to enter into a merger, consolidation, recapitalization, liquidation, sale or other extraordinary transaction.

         4. Notwithstanding anything to the contrary in paragraph 3 hereof, so long as Monterey Bay is not in breach of this Agreement, Mr. Austin shall vote all of the securities of Monterey Bay beneficially owned by him for the director nominees proposed by the Board at the 1999 Annual Meeting.

         5. It is understood and agreed that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Agreement. Each of the parties hereto shall be entitled to equitable relief by way of injunction or specific performance if the other party or any of its respective officers, directors, investment bankers, attorneys, accountants or other representatives breach, or threaten to breach, any of the provisions of this agreement, such remedy by way of equitable relief being cumulative, and not exclusive, of any other remedies and/or rights that the complaining party shall have the right to exercise. It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         6. In the event of any dispute between the parties hereto regarding the performance or interpretation of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

         7. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to the principles of conflicts of laws.

         8. This Agreement shall terminate upon the earliest of (i) the failure of the Board of Directors to appoint Mr. Austin as a director at Monterey Bay within ten (10) days after the execution of this Agreement; (ii) March 31, 2000, provided that if the Agreement is not otherwise breached by the action of Mr. Austin, the term of Mr. Austin shall continue until a successor is duly elected or appointed; or (iii) Mr. Austin's resignation from the Board. No right or obligation shall survive the termination of this Agreement except for claims arising from, or in connection with, the breach of this Agreement.

         9. During the term of this Agreement, neither Monterey Bay nor Mr. Austin shall institute any litigation against the other, except that either party may institute litigation against the other party in the event of, and alleging, any breach of or default under or threatened breach of or default under, this Agreement.

         10. All the terms and provisions of this Agreement shall inure to the benefit of, shall be enforceable by, and shall be binding upon, the successors and assigns of the parties hereto.

         11. The parties hereto agree to cooperate in good faith with respect to the making of any public announcement of the terms or existence of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall affect the right of any party to make any public disclosure deemed necessary by that party to comply with that party's obligations under the Securities Exchange Act of 1934, as amended and the rules thereunder, or other applicable laws.

         12. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or understandings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         13. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties as follows:



If to Monterey Bay:
                                        with a copy to:
Monterey Bay Bancorp, Inc.        McGuire, Woods, Battle & Boothe LLP
567 Auto Center Drive             1050 Connecticut Avenue, N.W., Ste. 1200
Watsonville, CA  95076            Washington, D.C.  20036-5317
Attention:  Marshall Delk         Attention:  William E. Donnelly, Esquire

If to Mr. Austin:
                                           with a copy to:
El Coronado Ranch                 Dechert Price & Rhoads
Star Route Box 395                1775 Eye Street, N.W.
Pearce, AZ  85625                 Washington, D.C.  20006-2401
                                  Attention:  David J. Harris, Esquire

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         14. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      MONTEREY BAY BANCORP, INC.



                                      By:  /s/ Marshall G. Delk
                                           Marshall G. Delk
                                           President and Chief Operating Officer



                                          /s/ Josiah T. Austin
                                              Josiah T. Austin